S-1



                                                              EXHIBIT 3.2b



                         Copy of Article III, Section 2
                                  of Bylaws of
                         The United Illuminating Company



                  SECTION 2. Number, Term of Office and Qualifications. The number of directorships shall be twelve. Directors shall be elected to hold office until the next annual meeting of the shareholders and until their successors shall have been elected and qualified.